                                   EXHIBIT "U"

                  AMENDMENT TO BRUCE HABER EMPLOYMENT AGREEMENT
                          DATED AS OF DECEMBER 23, 1993

            AMENDMENT TO EMPLOYMENT AGREEMENT DATED FEBRUARY 11, 1992


     AGREEMENT made this 23rd day of December, 1993 by and between BRUCE J. HABER residing at 989 Marcel Road, Baldwin Harbor, NY 11510 (hereinafter referred to as the "Executive") and MICRO BIO-MEDICS, INC., a New York corporation, with principal executive offices located at 717 South Third Avenue, Mt. Vernon, NY 10550 (hereinafter referred to as the "Company").


                              W I T N E S S E T H:

     WHEREAS, the Company and the Executive have entered into an Employment Agreement dated February 11, 1992 (the "Agreement"); and

     WHEREAS, the Company and the Executive have mutually agreed to make certain changes to the Agreement:


     NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

     1. Article IV is hereby amended and shall be replaced with the following language:

                                   "ARTICLE IV

                         WORKING CONDITIONS AND BENEFITS

     (A) Executive shall be entitled to a paid minimum three (3) week vacation during each year of his employment with the Company.
     (B) The Executive is authorized to incur reasonable and necessary expenses for promoting the business of the Company, including authorized expenses for entertainment, travel and similar items. The Company shall reimburse the Executive on a bi-monthly basis for all such expenses, upon presentation by the Executive of an itemized account of such authorized expenditures.

     (C) The Executive shall be employed by the Company at executive offices maintained by the Company in the Greater New York, New Jersey, Connecticut and Long Island area and at no other location. The Executive shall travel on the Company's behalf to the extent reasonably necessary.

     (D) The Company shall provide to the Executive during the term of this agreement a luxury motor vehicle for business use and shall pay for all costs, expenses (including insurance, maintenance and like charges) in connection with such use.

     (E) The Company shall provide the Executive during the term of this agreement (and thereafter as provided for under Article VII(A)), with (i) life insurance in the amount of Two Million ($2,000,000) Dollars payable to Executive's designee as beneficiary and (ii) Blue Cross/Blue Shield and major medical health and dental insurance providing coverage for the Executive and his dependents as per the Company's standard plan(s).

     (F) The Company shall provide to the Executive to the full extent provided for under the laws of the Company's state of incorporation and the Company's By-Laws, indemnification for any claim or lawsuit which may be asserted against the Executive when acting in such capacity for the Company, provided that said indemnification is not in violation of any Federal or state law, rule or regulation."

     2. Article VI is hereby amended and shall be replaced with the following language:

                                   "ARTICLE VI

                                      TERM

     The term of this agreement shall commence as of the date hereof and continue until February 11, 1998 unless this agreement is otherwise terminated pursuant to the terms hereof."


     3. Article VII is hereby amended and shall be replaced with the following language:

                                  "ARTICLE VII

                                   TERMINATION

          (A) The Company may terminate this agreement subject to the provisions of paragraph (C) upon written notice to the Executive if the Executive becomes disabled and as a result of such disability is substantially unable to perform his duties hereunder for a period of twelve (12) consecutive months; such notice shall be forwarded to the Executive by the Company upon and after a resolution of the Company's Board of Directors authorizing such notification. Such notification shall provide that Executive and his dependents will continue to be covered for life, dental and health insurance, at the Company's sole expense, pursuant to the provisions of Article IV(E) until such time as Executive is employed elsewhere with similar benefits.

Such health and dental insurance shall be the same insurance coverage provided or offered to the other senior executives of the Company.

          (B) The Company may terminate this agreement upon written notice from the Company to the Executive if the Executive has willfully committed acts of misconduct materially detrimental to the Company. Such notice shall be forwarded to the Executive by the Company upon and after a resolution of the Company's Board of Directors authorizing such notification.

          (C) In the event this agreement is terminated for any reasons other than those stated in Paragraph (B) of this Article, then Executive shall be entitled, without offset, defense or counterclaim as liquidated damages, to one lump sum payment in cash at the termination date of an amount of money equal to the greater of (i) $2,000,000 or (ii) the sum of five years compensation which shall be computed as salary at the rate of payment he would have received as an employee for the five years following the date of termination notwithstanding the normal term of this agreement plus five times the last annual bonus received by Executive. In the event there is a dispute as to the amount of liquidated damages payable to Executive, then on the termination date the Company shall be required to pay into an interest bearing escrow account with Citibank N.A., the sum of $4,000,000 (less the amount of liquidated damages paid to Executive which is not in dispute under this subparagraph (C)) which sum shall remain in escrow until the matter has been settled by arbitration in accordance with Article X hereof and Executive shall continue to receive his full compensation during the continuation of any dispute pursuant to the provisions of Article X. In addition, the Company shall be responsible for all reasonable legal fees and expenses incurred by Executive in collecting the liquidated damages due to Executive under the terms of this agreement. It is also agreed upon by the parties that the amount of liquidated damages payable to Executive shall not be reduced by the immediate or subsequent future employment of Executive with any firm other than the Company or due to the failure to look for employment. All amounts paid into escrow which are released to Executive shall be accompanied by the interest earned thereon.

          (D) If there is a substantial change in the management of the Company, wherein any Board of Directors that may be elected becomes opposed to, or acts contrary to, the policy of the Board of Directors now in control of the Company and, as a result thereof, Executive, in his sole discretion, finds it difficult for him to work harmoniously and effectively with any such Board of Directors of the Company, or the Board of Directors of the Company shall determine that Executive shall not be the President and Chief Executive Officer of the Company, or Executive shall not be elected as a member of the Board of Directors of the Company, then, in any of such events, Executive shall have the absolute right and option to resign upon giving the Company 60 days written notice of his intention to do so. Upon such resignation, the Executive shall be entitled to the liquidated damages and expenses as set forth in paragraph (C) of this Article VII in consideration of the non-competition agreement contained in
Article VIII.

          (E) In the event that this agreement shall be terminated under this Article for any reason, nothing hereinabove stated shall prevent or limit the Executive from bringing any right of action or claim against the Company for breach of this agreement."

     4. All other provisions of the Agreement remain unchanged and shall be in full force and effect. The Agreement and this amendment shall constitute the full agreement between the parties hereto; no change, addition or amendment shall be made hereto except by written agreement signed by the parties hereto. This agreement supersedes all prior agreements and understandings.


     IN WITNESS WHEREOF, the parties hereto have executed this agreement and affixed their hands and seal the day and year first above written.

                                      /s/ Bruce J. Haber
                                      ------------------
                                      Bruce J. Haber, Executive


 (Corporate Seal)                       MICRO BIO-MEDICS, INC.

                                   By:  /s/ Gary Butler
                                        -----------------
                                        Gary Butler, Chief Financial
                                        and Accounting Officer and
                                        Authorized Person by the
                                        Compensation Committee

ATTEST:

/s/ Frances Barr
----------------